Exhibit 99.1

AMEX ACCEPTS IMPLANT SCIENCES’ COMPLIANCE PLAN FOR CONTINUED LISTING

WAKEFIELD, MA. June 25, 2008…Implant Sciences Corporation (AMEX: IMX), a high technology supplier of sophisticated systems and sensors for the homeland security market and related industries, today announced the American Stock Exchange (“Amex” or “Exchange”) has accepted the Company’s plan of compliance for continued listing.

In a letter dated April 9, 2008, the Amex indicated the Company was not in compliance with certain conditions of the continued listing standards.  Specifically, the Company is not in compliance with Section 1003(a)(ii) of the Amex Company guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three out of its four most recent fiscal years and Section 1003(a)(iii) of the Amex Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years.

The Company submitted a plan of compliance to the Exchange on May 9, 2008 and has engaged in discussions with the Amex since then.  On June 23, 2008, the Exchange notified the Company that it has accepted the Company’s plan of compliance and granted the Company an extension until October 9, 2009 to regain compliance with the continued listing standards noted above in addition to complying with Section 1003(a)(i) of the Amex Company Guide requiring stockholders’ equity of not less than $2,000,000 with losses from continuing operations and net losses in two out of its three most recent fiscal years.  The Company will be subject to periodic review by Exchange Staff during the extension period.  Failure to make progress consistent with the plan or regain compliance with the continued listing standards by the end of the extension period could result in the Company’s common stock being delisted from the American Stock Exchange.

Phillip C. Thomas, CEO and President of Implant Sciences, stated, “We continue to execute on our plan and believe the successful execution of this plan should enable us to regain compliance with Amex listing standards during the extension period.”

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries.  The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release contains certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the Company’s ability to successfully execute upon the compliance plan so as to regain compliance with the Amex listing standards within the prescribed timeframes; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended June 30, 2007 and Quarterly Reports for the periods ended September 30, 2007, December 31, 2007 and March 31, 2008.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:
Mozes Communications, LLC
Kristine Mozes (781) 652-8875
kristine@mozescomm.com